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                                  MONTEREY BAY
                                 BANCORP, INC.
                                 Press Release

                           MONTEREY BAY BANCORP, INC.
                          DECLARES 5 FOR 4 STOCK SPLIT

        Watsonville, California, June 19, 1998, Marshall G. Delk, President and COO of Monterey Bay Bancorp, Inc. (Nasdaq NMS: MBBC), the holding company for Monterey Bay Bank, announced today that the Company had declared a 5 for 4 stock split of its common stock payable on July 31, 1998, to stockholders of record on July 9, 1998. Under the terms of the stock split, effected in the form of a stock dividend, shareholders will receive a dividend of one additional share for every four shares held on the record date. Any fractional shares resulting from the split will be paid in cash. The dividend will be paid in authorized but unissued shares of the common stock of the Company.

        The par value of Monterey Bay Bancorp stock will not be affected by the split and will remain at $.01 per share. The Company anticipates the number of issued and outstanding shares of stock after the split will be increased from 3,127,469 to 3,909,336.

        Mr. Delk stated that, "the Board of Directors has declared this stock split to increase the stock's market liquidity for the purpose of enhancing its appeal to investors."

        The Company and its wholly-owned subsidiary are headquartered in Watsonville, California. The Bank operates through its administration office in Watsonville, eight (8) full service branches and one real estate loan office in Salinas, California. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.